EXHIBIT 10.8
                            QUESTAR CORPORATION

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
           (As amended and restated effective February 14, 1995)

 1.  PURPOSE

     The Supplemental Executive Retirement Plan is intended to enable Questar Corporation and its participating affiliates to attract and retain key management personnel by providing them with monthly supplemental retirement benefits to compensate them for the limitations imposed by federal tax laws on benefits payable from the Questar Corporation Retirement Plan.

 2.  DEFINITIONS

     The following terms, when used herein, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

     "Affiliated Corporation" means any company that is affiliated with Questar Corporation that has or may have a responsibility for a portion of the compensation paid to officers eligible to receive benefits hereunder.

     "Board" means the Board of Directors of Questar Corporation or a successor company.

     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Company" means Questar Corporation or any other organization controlling Questar Corporation or any successor organization.

     "Committee" means the Management Performance Committee of the Company's Board.

     "Compensation" means an Employee's salary or wages, including payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional Compensation such as the Employer's cost for any public or private employee benefit plan or any income recognized by the Employee as a result of exercising stock options. An Employee's Compensation for any Plan Year shall include any Elective Deferrals of the Employee under the Employee Stock Purchase Plan or other tax-qualified plan, and any Compensation deferred under the Questar Corporation Deferred Compensation Plan and the Questar Corporation Deferred Share Plan. An Employee's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan.

     "EIRP" means the Company's Executive Incentive Retirement
Plan, as amended or restated from time to time.

     "Officer" means any officer of the Company and/or its affiliates who has a vested right to receive benefits under the Company's Retirement Plan and who has been nominated to receive supplemental retirement benefits under the EIRP. Hours of service shall be determined in the same manner as hours of service are determined under the Company's Retirement Plan.

     "Participating Corporation" means any company that is affiliated with the Company whose employees are covered by the Company's Retirement Plan.

     "Plan" means the plan set forth in and created by this document.

     "Retired Officer" refers to an Officer who has satisfied the eligibility requirements set forth in Section 4 of this Plan and who is eligible to receive or who is receiving Supplemental
Retirement Benefits pursuant to the terms of this Plan.

     "Retirement Plan" means the Company's Retirement Plan, as amended or restated from time to time, or any successor plan.

     "Supplemental Retirement Benefits" means monthly retirement benefits payable to Retired Officers under the terms of the Plan calculated as set forth in Section 5.

 3.  EFFECTIVE DATE

     The Plan is effective January 1, 1987.

 4.  PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

     Participation in the Plan shall be limited to Officers of the Company and Participating Corporations. To become eligible for Supplemental Retirement Benefits under the Plan, an Officer must have a vested right to receive benefits under the Retirement Plan. A Retired Officer cannot receive benefits under both the Plan and the Company's Equalization Benefit Plan. A Retired Officer cannot receive benefits under the Plan during any period that his monthly benefits from the Retirement Plan are suspended.


 5.  SUPPLEMENTAL RETIREMENT BENEFITS

     An Officer who satisfies the eligibility requirements described above shall be eligible to receive Supplemental Retirement Benefits under the Plan. The first payment of Supplemental Retirement Benefits will be due on the first day of the month following retirement, and payments will continue on the first day of each month thereafter so long as the Retired Officer is alive or so long as his surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The Retired Officer's surviving spouse must have been married to the Officer at date of retirement.)

     The monthly Supplemental Retirement Benefit shall equal the monthly benefit that would have been payable to or on behalf of a Retired Officer under the Retirement Plan if the limitation on annual benefits imposed by Section 415 of the Code and if the limitation on annual compensation as defined in Section 401(a)(17) of the Code were not applicable, and if the Retired Officer had not voluntarily chosen to defer any compensation under the terms of the Questar Corporation Deferred Share Plan or the Questar Corporation Deferred Compensation Plan, less the monthly benefits payable from the Retirement Plan and the EIRP.

     The monthly Supplemental Retirement Benefit payable to or on behalf of the Retired Officer as determined herein shall be paid in the same form as such Retired Officer's benefits are payable under the Retirement Plan. Any monthly Supplemental Retirement Benefits payable to the Retired Officer's surviving spouse shall be reduced by the monthly benefits payable to such surviving spouse under the Retirement Plan and the EIRP.

     An officer has a one-time election prior to the date of his retirement to elect to receive the present value of his Supplemental Retirement Benefit in a lump sum, which shall be payable on the first day of the month following his retirement date or as soon thereafter as is administratively practicable. The Officer's spouse must consent to the Officer's election to receive a lump sum payment of such Supplemental Retirement Benefits. Such consent must be in writing, must acknowledge the effect of such election, and must be witnessed by a notary public. (The present value will be calculated using the same rate assumed for making present value calculations under the Retirement Plan and a standard mortality table.)

 6.  FUNDING

     The Supplemental Retirement Benefits payable under the Plan shall be paid by the Company and the Affiliated Corporations out of general assets. In its discretion, the Board may establish a trust fund or make other arrangements to assure payment of the Supplemental Retirement Benefits.

 7.  ALLOCATION OF COSTS

     The cost of Supplemental Retirement Benefits paid to or on behalf of Retired Officers shall be allocated to and be the responsibility of the Company and Affiliated Corporations.

 8.  ADMINISTRATION

     The Committee shall administer the Plan and may appoint an officer of the Company to assist the Committee with this responsibility. The Committee shall have the sole responsibility to interpret the Plan and to adopt such rules and regulations for carrying out the Plan as it may deem necessary. Decisions of the Committee shall be final and binding.

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 9.  AMENDMENT OR TERMINATION

     The Board may at any time amend, modify, or terminate this Plan; provided, however, that any Retired Officers or their surviving spouses receiving Supplemental Retirement Benefits under the Plan at the date of amendment or termination shall continue receiving such benefits as if such amendment or termination had not occurred.

10.  SUCCESSOR TO THE COMPANY

     The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Supplemental Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

11.  CHANGE IN CONTROL AND LEGAL FEES

     The Company shall pay all legal fees and expenses that a Retired Officer or an Officer may incur as a result of the Company's contesting the validity or enforceability of such person's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company. For purposes of this Plan, a Change in Control of the Company shall be deemed to have occurred if any "acquiring person" is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20 percent or more of the Company's outstanding shares of common stock; provided, however, that the term "acquiring person" shall not include the Company, any subsidiary of the Company, any employee benefit plan established by the Company, or trustee for such plan. A "Change in Control" shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement dated as of March 14, 1986, and as amended on May 16, 1989, between the Company and First Chicago Trust Company of New York.